================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                          ----------------------------

                                   FORM 8-K/A

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) MARCH 12, 2005

                                 BIOSCRIP, INC.
             (Exact Name of Registrant as Specified in its Charter)

            DELAWARE                    0-28740              05-0489664
(State or Other Jurisdiction of       (Commission          (IRS Employer
         Incorporation)               File Number)      Identification No.)

          100 CLEARBROOK ROAD, ELMSFORD, NEW YORK              10523
          (Address of Principal Executive Offices)           (Zip Code)

Registrant's telephone number, including area code (914) 460-1600

          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c)).

================================================================================

                                TABLE OF CONTENTS

      Item 9.01  Financial Statements and Exhibits.

SIGNATURES

EX-23.1: CONSENT OF ERNST & YOUNG LLP

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements of Business Acquired.

     The audited consolidated balance sheets of Chronimed Inc. as of July 2, 2004 and June 27, 2003, and the related audited consolidated statements of income, shareholders' equity and cash flows for each of the three years ended July 2, 2004 appear beginning on page F-1 of this Current Report on Form 8-K and are hereby incorporated by reference.

     The unaudited consolidated balance sheet of Chronimed as of December 31, 2004, and the related unaudited consolidated statements of income for each of the three and six months ended December 31, 2004 and December 26, 2003 and unaudited statements of cash flows for each of the six months ended December 31, 2004 and December 26, 2003 appear beginning on page F-22 of this Current Report on Form 8-K and are hereby incorporated by reference.

(b) Pro Forma Financial Information.

     Following are the unaudited pro forma condensed consolidated balance sheet of BioScrip, Inc. as of December 31, 2004 and the related unaudited pro forma condensed consolidated statements of income and stockholders' equity for the year ended December 31, 2004, referred to collectively as the pro forma financial information.

     The pro forma financial information is presented to illustrate the effects of the merger on the historical financial position and operating results of MIM Corporation and Chronimed. Because Chronimed had a different fiscal year than MIM, and the combined company adopted the fiscal year-end of MIM, pro forma operating results are presented on a December 31 fiscal-year basis.

      The following unaudited pro forma condensed consolidated balance sheet at December 31, 2004 gives effect to the merger as if it had occurred as of that date. The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2004 gives effect to the merger as if it had occurred as of January 1, 2004 using current share information.

     The pro forma financial information has been derived from, and should be read in conjunction with, the historical consolidated financial statements, including the notes to such statements, of MIM and Chronimed. For MIM, those financial statements are included in MIM's Annual Report for the year ended December 31, 2004. For Chronimed, those financial statements are included in Chronimed's Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 and Chronimed's Annual Report on Form 10-K for the year ended July 2, 2004.

     The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have occurred had the merger been consummated as of the dates indicated. In particular, the pro forma financial information includes revenues from Value Behavioral Health of Texas, Inc., referred to as Value Options, and Aetna Inc. MIM received a notice of termination from Value Options, a customer of MIM, and Chronimed received a notice of termination from Aetna, a customer of Chronimed (see Notes 1 and 2 to Unaudited Pro Forma Condensed Consolidated Statement of Income for the Year Ended December 31, 2004 on page
5). For accounting purposes, MIM was deemed to be the surviving corporation in the merger and the cost of the acquisition was allocated to Chronimed's assets and liabilities based on their respective fair values at the date of the acquisition. The pro forma adjustments are based upon currently available information and upon assumptions that management believes are reasonable. The adjustments included in the pro forma financial information represent the preliminary determination of these adjustments based upon available information. BioScrip cannot assure you that the actual adjustments will not differ from the pro forma adjustments reflected in the pro forma financial information.

     The merger was structured so that holders of Chronimed common stock received shares of MIM common stock as consideration in the merger. Under the terms of the merger, the number of shares of MIM common stock received for each share of Chronimed common stock was determined by the exchange ratio. The same exchange ratio was also applied with respect to stock options exercisable for shares of Chronimed common stock. The exchange ratio provided for in the merger agreement was determined through arm's length negotiations.

     Using these assumptions, the consideration paid by MIM in connection with the merger was approximately $114.7 million, consisting of the following:

     - the issuance of shares of MIM common stock with a market value of approximately $94.3 million as consideration for the outstanding shares of Chronimed common stock (the market value of MIM common stock was determined based on the average market price of MIM common stock over the period including the two days before and after the revised exchange ratio was agreed to and announced on January 4, 2005);

     - fair value of employee stock options to purchase Chronimed common stock assumed by MIM of $12.2 million;

     - estimated direct transaction costs of MIM of $4.3 million; and

     - estimated deferred tax liability of $3.9 million.

     For pro forma purposes, MIM has assumed that the historical carrying amounts of Chronimed's tangible assets and liabilities approximated their fair values. The remaining purchase price of $52.5 million over the fair value of the assets acquired and liabilities assumed has preliminarily been allocated to intangible assets in the following approximate amounts:

     - $1.0 million to non-compete agreements;

     - $6.0 million to trademarks and tradenames;

     - $3.0 million to customer relationships; and

     - the remaining portion of the purchase price in excess of tangible and intangible assets, estimated at $42.5 million, to goodwill.

     Other intangible assets are amortized over their expected period of benefit, which is three years for non-compete agreements and six years for trademarks and tradenames and customer relationships.

                                 BIOSCRIP, INC.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2004
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                            MIM       CHRONIMED
                                                        CORPORATION     INC.       PRO FORMA ADJUSTMENTS     PRO FORMA
                                                        -----------   ---------    ---------------------     ---------
ASSETS
Current assets:
Cash and cash equivalents                                   2,957       20,698           (7,308) (a),(b)       16,347
Short-term investments                                          -            -                                      -
Receivables, less allowance for doubtful accounts          65,439       39,987                                105,426
Inventory                                                  11,897       10,553                                 22,450
Prepaid expenses and other current assets                   2,112        3,662                                  5,774
Income taxes receivable                                         -          356                                    356
Short-term deferred taxes                                   2,798        2,250                                  5,048
                                                          -------     --------           ------              --------
             Total current assets                          85,203       77,506           (7,308)              155,401

Property and equipment, net                                 4,300        4,407                                  8,707
Long term deferred taxes, net                               2,383            -                                  2,383
Other assets and investments                                  427          143                                    570
Goodwill, net                                              74,874       34,480            7,994  (c),(d)      117,348
Deferred acquisition costs                                  1,702            -                                  1,702
Intangible assets, net                                     17,583            -           10,000  (d)           27,583
                                                          -------     --------           ------              --------
             Total assets                                 186,472      116,536           10,686               313,694
                                                          =======     ========           ======              ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of capital lease obligations                   35            -                                     35
Line of credit                                              7,303            -           (7,303) (b)                -
Accounts payable                                           20,012       12,291            4,348  (e)           36,651
Claims payable                                             28,659            -                                 28,659
Payables to plan sponsors                                   2,217            -                                  2,217
Accrued expenses and other current liabilities             12,563        5,299                                 17,862
                                                          -------     --------           ------              --------
             Total current liabilities                     70,789       17,590           (2,955)               85,424
Capital lease obligations, net of current portion               -            -                                      -
Other non current liabilities                                   -        2,201            3,877  (f)            6,078
                                                          -------     --------           ------              --------
             Total liabilities                             70,789       19,791              922                91,502

Minority interest                                               -            -                -                     -

Stockholders' equity:
Preferred stock
Common stock                                                    2          128             (127) (a),(c)            3
Treasury stock                                             (8,002)           -                                 (8,002)
Additional paid-in capital                                131,031       58,344           48,164  (a),(c)      237,539
Accumulated deficit                                        (7,348)      38,273          (38,273) (c)           (7,348)
                                                          -------     --------           ------              --------
             Total stockholders' equity                   115,683       96,745            9,764               222,192
                                                          -------     --------           ------              --------
             Total liabilities and stockholders' equity   186,472      116,536           10,686               313,694
                                                          =======     ========           ======              ========

Pro Forma Adjustments

(a) To reflect the issuance of MIM common stock for Chronimed common stock ($94,299) and outstanding vested options for Chronimed common stock ($12,210), including cash for fractional shares of approximately ($5).

(b) To reflect the use of Chronimed's cash to repay the outstanding balances under the line of credit on MIM's books.

(c) To eliminate Chronimed historical equity accounts which includes an elimination of $34,480 of Chronimed goodwill and elimination of $96,745 of stockholders equity.

(d) To reflect the estimated fair value of identifiable intangible assets and cost in excess of net assets acquired (goodwill) as a result of the acquisition. Total goodwill resulting from the transaction is estimated to be $42,474.

(e)   To reflect the estimated direct purchase accounting transaction costs.

(f) To reflect the estimated deferred tax liability associated with the business purchase.

                                 BIOSCRIP, INC.
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 2004
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     MIM         CHRONIMED
                                                 CORPORATION       INC.         PRO FORMA ADJUSTMENTS       PRO FORMA
                                                  ---------     -----------     ---------------------      -----------
Revenue                                           $ 630,516     $   589,034        $  (414)(a)              $1,219,136
Cost of revenue                                     562,360         525,511           (414)(a)               1,087,457
                                                  ---------     -----------        -------                 -----------
     Gross profit                                    68,156          63,523              -                     131,679
Selling, general and administrative expenses         52,843          54,930                                    107,773
Amortization of intangibles                           3,019               -          1,833 (b)                   4,852
                                                  ---------     -----------        -------                 -----------
     Income from operations                          12,294           8,593         (1,833)                     19,054
Interest (expense) income, net                         (808)            280            559(c)                       31
Other income                                              -             326                                        326
                                                  ---------     -----------        -------                 -----------
     Income before provision for income taxes        11,486           9,199         (1,274)                     19,411
Provision for income taxes                            4,453           3,530           (494)(d)                   7,489
                                                  ---------     -----------        -------                 -----------
     Net income                                   $   7,033     $     5,669        $  (780)                 $   11,922
                                                  =========     ===========        =======                 ===========
Basic income per common share                     $    0.32     $      0.44                                 $     0.33
                                                  =========     ===========                                ===========
Diluted income per common share                   $    0.31     $      0.44                                 $     0.32
                                                  =========     ===========                                ===========
Weighted average common shares used in
     computing basic income per common share         22,245          12,824         14,364 (e)                  36,609
                                                  =========     ===========        =======                 ===========
Weighted average common shares used in
     computing diluted income per common share       22,702          12,961         14,502 (e),(f)              37,204
                                                  =========     ===========        =======                 ===========

Pro Forma Adjustments

(a) To eliminate intercompany sales and cost of sales between MIM and Chronimed.

(b)  To reflect amortization of purchased intangibles.

(c) To eliminate interest expense paid by MIM on the line of credit and half of Chronimed's interest income reflecting the use of Chronimed's cash to pay off the line of credit.

(d)  To reflect the tax provision effect of the pro forma adjustments.

(e)  To reflect the issuance of common stock in connection with the merger.

(f) To reflect the dilutive effect of the MIM assumption of Chronimed stock options in connection with the merger.

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income

(1) MIM's results include $19,748 in revenue from its pharmacy benefit management contract with Value Options. Value Options gave notice in September 2004 that it is exercising its right of termination effective December 2004, subject to claims run-off.

(2) Chronimed's results include $119,498 in revenue and $8,349 in gross profit from its specialty pharmacy contract with Aetna. Aetna gave notice in November 2004 that it is exercising its right of termination of that contract, effective February 28, 2005.

(c) Exhibits.

   The following Exhibit is filed with this Report:

      23.1 Consent of Ernst & Young LLP

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: April 5, 2005                     BIOSCRIP, INC.

                                        By /s/ Barry A. Posner
                                           -------------------------------------

                                           Barry A. Posner,
                                           Executive Vice President,
                                           Secretary and General Counsel

                          INDEX TO FINANCIAL STATEMENTS
                        CHRONIMED INC. AND SUBSIDIARIES

JULY 2, 2004, JUNE 27, 2003 and JUNE 28, 2002

Report of Independent Registered Public Accounting Firm...................      F-2

Consolidated Balance Sheets...............................................      F-3

Consolidated Statements of Income.........................................      F-4

Consolidated Statements of Shareholders' Equity...........................      F-5

Consolidated Statements of Cash Flows.....................................      F-6

Notes to Consolidated Financial Statements................................      F-8

Schedule II - Valuation and Qualifying Accounts and Reserves..............     F-21

DECEMBER 31, 2004 and DECEMBER 26, 2003

Consolidated Balance Sheets...............................................     F-22

Consolidated Statements of Income.........................................     F-23

Consolidated Statements of Cash Flows.....................................     F-24

Notes to Consolidated Financial Statements................................     F-25

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Chronimed Inc.

      We have audited the accompanying consolidated balance sheets of Chronimed Inc. as of July 2, 2004 and June 27, 2003, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended July 2, 2004. Our audits also included the financial statement schedule listed in the accompanying index. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chronimed Inc. at July 2, 2004 and June 27, 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended July 2, 2004, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

                                                       /s/ Ernst & Young LLP

Minneapolis, Minnesota
August 5, 2004

                                 CHRONIMED INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                      JULY 2,    JUNE 27,
                                                       2004        2003
                                                      -------    --------
ASSETS

Current assets
    Cash and cash equivalents                        $ 16,624    $ 22,854
    Short-term investments                              1,507           -
    Accounts receivable (net of allowances
      of $6,321 and $5,940, respectively)              41,932      40,001
    Inventory                                          10,348       8,614
    Prepaid expenses                                    1,441       1,071
    Income taxes receivable                               220           -
    Deferred taxes                                      2,913       2,607
                                                     --------    --------
       Total current assets                            74,985      75,147

Property and equipment, net                             4,942       4,487

Goodwill                                               34,480      30,233
Other assets, net                                         147         133
                                                     --------    --------
    Total assets                                     $114,554    $110,000
                                                     ========    ========
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
    Accounts payable                                 $ 12,486    $ 19,085
    Accrued expenses                                    3,865       2,136
    Accrued bonus                                       1,654       1,420
    Income taxes payable                                    -         821
                                                     --------    --------
       Total current liabilities                       18,005      23,462

Deferred taxes                                          1,938       1,025

Shareholders' equity
    Preferred stock                                         -           -
    Common stock, issued and outstanding shares--
         12,823 and 12,541 respectively                   128         125
    Additional paid-in capital                         58,332      56,248
    Retained earnings                                  36,151      29,140
                                                     --------    --------
       Total shareholders' equity                      94,611      85,513
                                                     --------    --------
       Total liabilities and shareholders' equity    $114,554    $110,000
                                                     ========    ========

                 See notes to consolidated financial statements

                                 CHRONIMED INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                YEAR ENDED
                                   --------------------------------------
                                    JULY 2,      JUNE 27,      JUNE 28,
                                      2004          2003         2002
                                   (53 WEEKS)    (52 WEEKS)    (52 WEEKS)
                                   ----------    ----------    ----------
Revenue                            $ 559,964     $ 435,713     $ 397,437
Cost of revenue                      497,035       382,591       349,705
                                   ---------     ---------     ---------
       Gross profit                   62,929        53,122        47,732

Operating expenses
    Selling and marketing              5,804         3,790         3,329
    General and administrative        43,203        38,401        39,041
    Bad debt                           3,961         3,204         3,504
                                   ---------     ---------     ---------
       Total operating expenses       52,968        45,395        45,874

Income from operations                 9,961         7,727         1,858

Interest income                          234           311           493
Interest expense                          (6)            -          (389)
Other income                             150             -         3,906
                                   ---------     ---------     ---------
Income before income taxes            10,339         8,038         5,868
Income tax expense                    (3,328)       (3,053)       (2,131)
                                   ---------     ---------     ---------
Net income                         $   7,011     $   4,985     $   3,737
                                   =========     =========     =========
Basic net income per share         $    0.55     $    0.40     $    0.30
Diluted net income per share       $    0.54     $    0.40     $    0.30
                                   ---------     ---------     ---------
Basic weighted average shares         12,671        12,356        12,321
Diluted weighted average shares       13,000        12,512        12,342

                 See notes to consolidated financial statements

                                 CHRONIMED INC.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                     PAID-IN    RETAINED
                                                   SHARES   AMOUNT   CAPITAL    EARNINGS     TOTAL
                                                   ------   ------   -------    --------     -----
Balance June 29, 2001                              12,315    $123    $54,961    $ 20,418    $75,502
  Shares issued for employee stock
   purchase and option plans                           38       1        161           -        162
  Net income and comprehensive income                   -       -          -       3,737      3,737
                                                   ------    ----    -------    --------    -------
Balance June 28, 2002                              12,353     124     55,122      24,155     79,401
  Shares issued for employee stock
   purchase, restricted stock, and
   option plans                                       188       1        957           -        958
  Tax benefit of restricted stock vesting               -       -        169           -        169
  Net income and comprehensive income                   -       -          -       4,985      4,985
                                                   ------    ----    -------    --------    -------
Balance June 27, 2003                              12,541    $125    $56,248    $ 29,140    $85,513
  Shares issued for employee stock
   purchase and option plans                          282       3      1,890           -      1,893
  Tax benefit of non-qualified option exercises         -       -        194           -        194
  Net income and comprehensive income                   -       -          -       7,011      7,011
                                                   ------    ----    -------    --------    -------
Balance July 2, 2004                               12,823    $128    $58,332    $ 36,151    $94,611
                                                   ======    ====    =======    ========    =======

                 See notes to consolidated financial statements

                                 CHRONIMED INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOW
                                 (IN THOUSANDS)

                                                                                YEAR ENDED
                                                                   ------------------------------------
                                                                     JULY 2,     JUNE 27,     JUNE 28,
                                                                      2004         2003        2002
                                                                   (53 WEEKS)   (52 WEEKS)   (52 WEEKS)
                                                                   ----------   ----------   ----------
Operating activities

    Net income                                                      $  7,011     $  4,985     $  3,737
    Adjustments to reconcile net income to net
        cash provided by operating activities:
          Depreciation and amortization                                2,265        2,351        2,871
          Amortization of restricted stock                                 -          592            -
          Deferred income taxes                                          607        1,511        1,855
          Gain on sale of Home Service Medical business                    -            -       (3,797)
          Income tax benefit of stock option exercises and
              restricted stock vesting                                   194          169            -
          Changes in operating assets and liabilities:
              Accounts receivable                                     (1,931)       4,460       (4,139)
              Income taxes                                            (1,041)         173        7,018
              Inventory                                               (1,734)        (280)         499
              Accounts payable                                        (6,599)       4,274         (713)
              Accrued expenses                                         1,963         (735)         424
              Other assets                                              (384)          15           (3)
                                                                    --------     --------     --------
        Net cash provided by operating activities                        351       17,515        7,752

Investing activities
  Acquisition of Accent Rx                                            (4,247)           -            -
  Proceeds from sale of Home Service Medical business                      -            -        3,797
  Purchases of property and equipment                                 (2,702)      (1,333)      (1,305)
  Purchases of short-term investments                                 (1,525)           -            -
                                                                    --------     --------     --------
        Net cash (used in) provided by investing activities           (8,474)      (1,333)       2,492

Financing activities
  Net proceeds from issuance of common stock                           1,893          366          162
  Net proceeds from (repayments of) borrowings                             -            -       (4,100)
                                                                    --------     --------     --------
        Net cash provided by (used in) financing activities            1,893          366       (3,938)

(Decrease) increase in cash and cash equivalents                      (6,230)      16,548        6,306
Cash and cash equivalents at beginning of year                        22,854        6,306            -
                                                                    --------     --------     --------
Cash and cash equivalents at end of year                            $ 16,624     $ 22,854     $  6,306
                                                                    ========     ========     ========
SUPPLEMENTAL DISCLOSURES
  Income taxes paid                                                 $  3,717     $  2,290     $    401
  Interest payments                                                 $      6     $      -     $    389

                 See notes to consolidated financial statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

      Chronimed Inc. ("Chronimed" or the "Company"), a specialty pharmacy, distributes prescription drugs and provides specialized therapy management services for people with certain health conditions, including HIV/AIDS, organ transplants, and diseases treated with biotech injectable medications. We work with patients, physicians and other health care providers, pharmaceutical manufacturers, health plans and insurers, and government agencies to improve clinical and economic outcomes.

FISCAL YEAR

      We use a four-week, four-week, five-week (4-4-5) quarterly accounting cycle with the fiscal year ending on the Friday closest to June 30 which was July 2, 2004, for this fiscal year. Because this approach assumes a 364-day year (52 weeks times seven days), every several years Chronimed must add an extra accounting week to its calendar to stay in step with a normal 365- or 366-day year. Fiscal 2004 is a year Chronimed had a 53-week fiscal year. This extra week in the fiscal 2004 fourth quarter and year creates an aberration when comparing to financial performance in other periods. Overall, the impact of the extra week is approximately $11.3 million in revenue, $1.2 million in gross profit, $0.8 million in operating expenses, $0.4 million in operating income, and $0.02 earnings per share.

      The fiscal years referenced herein are as follows:

FISCAL YEAR          YEAR ENDED
-----------          ----------
   2004        July 2, 2004 (53 weeks)
   2003       June 27, 2003 (52 weeks)
   2002       June 28, 2002 (52 weeks)

PRINCIPLES OF CONSOLIDATION

      The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All inter-company accounts and transactions between consolidated entities have been eliminated.

USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Those assumptions and estimates are periodically reassessed, and actual results could differ from those estimates.

REVENUE RECOGNITION

            Revenue is recognized at the time prescriptions are shipped to or picked up by the patient. We participate in various third-party provider networks, Medicare and state Medicaid programs. Under a majority of these networks, the amount to be paid for our products is determined (or "adjudicated") through electronic connections with these networks at the time of sale. However, for certain payors for which there is no electronic adjudication process available at the time of sale, we bill a standard list price (versus a known contracted price) and then simultaneously determine an appropriate estimate for expected payor discount based on our reimbursement history for each payor class. This reimbursement history is updated quarterly. Revenue is then reported net of the estimated payor discounts and adjusted in future periods as final settlements are determined.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

SHIPPING AND HANDLING COSTS

      Product shipping and handling costs are included in cost of revenue. These costs were $5.2 million, $3.2 million, and $3.1 million in fiscal 2004, 2003, and 2002, respectively.

STOCK-BASED COMPENSATION

      At July 2, 2004, we have various stock-based employee compensation plans which are described more fully in Note 7. We have adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (Statement No.
123), "Accounting for Stock-Based Compensation," as amended by Statement of Financial Accounting Standards No. 148 but apply Accounting Principles Board Opinion No. 25 (APB 25) and related interpretations in accounting for our stock plans. Under APB 25, when the exercise price of an employee stock option equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

      In fiscal 2003, the Compensation Committee of the Board of Directors approved restricted stock grants to our officers under our 2001 Stock Incentive Plan. The 125,000 non-canceled restricted shares fully vested in fiscal 2003, and we recognized compensation expense of $367,000, net of related tax effects (see Note 7, "Shareholders' Equity"). The following table illustrates the effect on net income and net income per share if we had applied the fair value recognition provisions of Statement No. 123 to stock-based employee compensation.

                                                        2004          2003          2002
(IN THOUSANDS, EXCEPT PER SHARE DATA)                (53 WEEKS)    (52 WEEKS)    (52 WEEKS)
-------------------------------------                ----------    ----------    ----------
Net income - as reported                             $   7,011     $   4,985     $   3,737
Plus reported stock-based employee
    compensation cost, net of related tax effects            -           367             -
Deduct pro forma stock-based employee
    compensation cost, net of related tax effects       (1,773)       (2,063)       (1,371)
                                                     ---------     ---------     ---------
Net income - pro forma                               $   5,238     $   3,289     $   2,366
                                                     =========     =========     =========
Net income per share - basic as reported             $    0.55     $    0.40     $    0.30
Net income per share - basic pro forma               $    0.41     $    0.27     $    0.19
Net income per share - diluted as reported           $    0.54     $    0.40     $    0.30
Net income per share - diluted pro forma             $    0.40     $    0.26     $    0.19

      The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions for the fiscal years shown:

                                       2004     2003     2002
                                       ----     ----     ----
Expected dividend yield                  - %      - %      - %
Expected stock price volatility        66.3%    66.4%    65.4%
Risk-free interest rate                 3.2%     3.2%     4.4%
Expected life of options (in years)     5.1      5.4      5.0

      The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option pricing models require the input of highly subjective assumptions. Because our employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, the existing models may not necessarily provide a reliable single measure of the fair value of our employee stock options. Using the foregoing assumptions, the weighted-average fair value of each option granted during fiscal 2004, 2003, and 2002, was $6.04, $3.13, and $3.22, respectively.

CASH AND CASH EQUIVALENTS

      We consider all investments with an original maturity of 90 days or less when purchased to be cash equivalents. Cash equivalents are carried at cost, which approximates fair market value, and consist principally of money market accounts.

SHORT-TERM INVESTMENTS

      We classify our investments with maturities of over 90 days when purchased as available-for-sale. These investments are stated at market value, with any material unrealized gains or losses, net of tax, included as a component of shareholders' equity until realized. Interest income is included as a component of current earnings.

      As of July 2, 2004, our short-term investments consisted of $1.5 million in government agency securities with remaining maturities of less than twelve months. These investments are stated at cost which approximates market value. There were no material unrealized gains or losses.

ACCOUNTS RECEIVABLE ALLOWANCES

Allowance for Doubtful Accounts

      We determine an allowance for doubtful accounts amount based upon an analysis of the aging of the accounts receivable and historical write-off experience. Bad debt expense is recorded as an operating expense in our Consolidated Statements of Income.

Allowance for Payor Discounts

      We determine an allowance for payor discounts based on an analysis of historical payment experience. Payor discount allowances are recorded as offsets to revenue in our Consolidated Statements of Income.

INVENTORIES

      Inventories consist of goods held for resale and are carried at the lower of cost or market determined under the average cost method.

PROPERTY AND EQUIPMENT

      Property and equipment are stated at cost. Depreciation on property and equipment is computed using the straight-line method over the estimated useful lives of one to seven years. Depreciation expense was $2,247,000, $2,330,000, and $2,847,000 in fiscal 2004, 2003, and 2002, respectively.

      Property and equipment consisted of the following at July 2, 2004, and June 27, 2003:

                                                 FISCAL YEAR
                                           ----------------------
     (IN THOUSANDS)                           2004          2003
     --------------                           ----          ----
Leasehold improvements                     $  5,402      $  4,885
Furniture and fixtures                        4,144         3,437
Computer hardware and software                9,826         8,479
                                           --------      --------
Total property and equipment                 19,372        16,801
Less:  accumulated depreciation             (14,430)      (12,314)
                                           --------      --------
Net property and equipment                 $  4,942      $  4,487
                                           ========      ========

GOODWILL

      As of June 30, 2001, we adopted Statement of Financial Accounting Standards No. 142 ("Statement 142"), "Goodwill and Other Intangible Assets", which changes the accounting for goodwill and intangibles with indefinite lives from an amortization method to an impairment-only approach. Goodwill with indefinite lives will remain on the consolidated balance sheet and not be amortized. Goodwill is allocated to the Company's retail or mail service reporting units based upon the related distribution method. On an annual basis in the fourth quarter, and when there is reason to suspect that their values have been diminished or impaired, these assets must be tested for impairment, and write-downs may be necessary. The Company has established reporting units based on the Company's method of distributing its products through retail or mail service channels. The first step of the impairment test compares the fair value of a reporting unit with its carrying amount, including goodwill and other indefinite lived intangible assets. If the fair value is less than the carrying amount, the second step determines the amount of the impairment by comparing the implied fair value of the goodwill with the carrying amount of that goodwill. An impairment charge is recognized only when the calculated fair value of a reporting unit, including goodwill and indefinite lived intangible assets, is less than its carrying amount. Based on the results of our impairment tests, we have not been required to recognize an impairment of goodwill.

IMPAIRMENT OF LONG-LIVED ASSETS

      We evaluate our long-lived assets for impairment losses when indicators of impairment are present by comparing the undiscounted cash flows to the carrying amount of the assets. An impairment loss is recorded if necessary.

INCOME TAXES

      We account for income taxes using the liability method. Deferred income taxes are provided for temporary differences between financial reporting and the tax basis of assets and liabilities.

NEW ACCOUNTING PRONOUNCEMENTS

      We have reviewed the recent accounting standards and do not believe any of these standards will have a material impact on the Company's financial position or operating results.

NET INCOME PER SHARE

      Net income per share is calculated in accordance with Statement No. 128, "Earnings Per Share." Potential common shares are included in the diluted net income calculation when dilutive. Potential common shares consisting of common stock issuable upon exercise of outstanding common stock options are computed using the treasury stock method. Our basic net income per share is computed by dividing income by the weighted average number of common shares outstanding during the period. Diluted net income per share is computed by dividing income by the weighted average number of common shares outstanding during the period, increased to include dilutive potential common shares issuable upon the exercise of stock options that were outstanding during the period. A reconciliation of the numerator and denominator in the basic and diluted net income per share calculation is as follows:

                                                                            FISCAL YEAR
                                                           --------------------------------------------
                                                              2004             2003             2002
(IN THOUSANDS, EXCEPT PER SHARE DATA)                      (53 WEEKS)       (52 WEEKS)       (52 WEEKS)
--------------------------------------------------         ----------       ----------       ----------
Numerator
    Net income                                              $  7,011         $  4,985          $  3,737
                                                            ========         ========          ========
Denominator
    Denominator for basic net income per share -
        weighted average shares outstanding                   12,671           12,356            12,321
    Effect of dilutive stock options                             329              156                21
                                                            --------         --------          --------
    Denominator for diluted net income per share -
        weighted average shares outstanding                   13,000           12,512            12,342
                                                            ========         ========          ========
Basic net income per share                                  $   0.55         $   0.40          $   0.30
Diluted net income per share                                $   0.54         $   0.40          $   0.30

      Employee stock options of 1,032,001, 1,048,795, and 1,241,520, for fiscal 2004, 2003, and 2002, respectively, have been excluded from the basic and diluted net income per share calculation because their effect would be anti-dilutive.

2.    ACQUISITION

      On December 9, 2003, we purchased certain assets of Accent Rx for $4.2 million in cash. Accent Rx is a specialty mail service pharmacy focusing primarily on the distribution of pharmaceutical products to individuals living with HIV/AIDS and post-organ transplants. Accent Rx has been integrated into our existing mail service operations. We paid cash for customer prescription records and allocated the $4.2 million purchase price as goodwill.

      Beginning December 10, 2003, customers of Accent Rx were served through Chronimed's mail service operations, resulting in approximately $6.3 million in revenue during fiscal 2004.

      The following unaudited pro forma combined financial information is in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations," and is based on the respective historical financial results of Chronimed and Accent Rx, Inc. as though the business combination had been completed as of the beginning of the periods presented.

                                                               YEAR ENDED
                                                      ---------------------------
                                                        JULY 2,         JUNE 27,
                                                         2004             2003
(IN THOUSANDS, EXCEPT FOR SHARE DATA)                 (53 WEEKS)       (52 WEEKS)
-------------------------------------                 -----------      ----------
Revenue                                                $568,802         $455,822
Income from operations                                    9,250            6,339
Net income                                             $  6,147         $  3,601
Basic net income per share                             $   0.49         $   0.29
Diluted net income per share                           $   0.47         $   0.29

3.    SALE OF HOME SERVICE MEDICAL BUSINESS

      We sold our Home Service Medical (HSM) business on September 1, 2000, to Express-Med, Inc. of New Albany, Ohio for $6.5 million. We received $2.7 million in cash and a $3.8 million note maturing in 42 months and bearing an annual interest rate of 11%. We deferred the $3.8 million gain on the sale of HSM in accordance with the SEC Staff Accounting Bulletin No. 81, "Gain Recognition on the Sale of a Business or Operating Assets to a Highly Leveraged Entity." Because we had no guarantee that Express-Med would be able to repay the note and due to the long-term nature of the note, the gain was deferred until principal payments under the promissory note were received or deemed to be fully collectable. In June 2002, we received payment of $3.8 million in full satisfaction of this note and recorded the gain in other income on the Statement of Income.

4.    OPERATING LEASES AND RENT EXPENSE

      We lease our office space, distribution facilities, retail locations, and various equipment under operating lease agreements. The remaining lease terms range from one to six years as of July 2, 2004.

      Future minimum lease payments, including current real estate taxes and operating expenses, under the operating leases with original lease terms in excess of one year at July 2, 2004, are approximately as follows:

(IN THOUSANDS)
FISCAL YEAR                 AMOUNT
--------------             -------
2005                        $2,458
2006                         1,172
2007                           366
2008                           163
2009                           152
Beyond                          62
                            ------
Total                       $4,373
                            ======

      Total rent expense was $2,922,000, $2,774,000, and $3,898,000, during fiscal 2004, 2003, and 2002, respectively.

5.    CREDIT ARRANGEMENTS

      We have a secured line of credit totaling $30 million that will terminate in April 2006. The credit agreement includes certain restrictive covenants of which we were in compliance as of July 2, 2004. Under the terms of the line of credit agreement, the debt is secured by receivables and inventory and bears interest at the Eurodollar rate plus the applicable margin dependent on our covenant calculation. The borrowing base on the line of credit is a calculated amount based on our inventory and non-government accounts receivable balances. During 2004 and as of July 2, 2004, we had no borrowings outstanding under this line of credit.

6.    INCOME TAXES

      The components of the provision for income taxes are as follows:

                                                          FISCAL YEAR
                                            ------------------------------------
   (IN THOUSANDS)                            2004           2003            2002
   --------------                            ----           ----            ----
Current
   Federal                                  $2,435         $1,380         $  438
   State                                       286            162             37
Deferred
   Federal                                     543          1,352          1,525
   State                                        64            159            131
                                            ------         ------         ------
Income tax expense                          $3,328         $3,053         $2,131
                                            ======         ======         ======

      Our income tax expense differs from the applicable federal rate of 34% in fiscal 2004, 2003, and 2002. The reconciliation of differences is as follows:

                                                            FISCAL YEAR
                                                 -------------------------------
           (IN THOUSANDS)                          2004        2003       2002
           --------------                          ----        ----       ----
Federal income tax at statutory rates            $ 3,515     $ 2,733    $ 1,995
State taxes, net of federal benefit                  414         241        264
Reduction in income tax reserves                    (597)          -          -
Other, net                                            (4)         79       (128)
                                                 -------     -------    -------
Income tax expense                               $ 3,328     $ 3,053    $ 2,131
                                                 =======     =======    =======

      The reduction in income tax reserves was due to a $0.6 million reduction in income tax liabilities associated with prior tax years that are now audited and closed.

      Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities are as follows:

                                                                 FISCAL YEAR
                                                         -----------------------
         (IN THOUSANDS)                                    2004           2003
         --------------                                  -------        --------
Deferred tax assets
    Allowance for doubtful accounts                      $ 1,794        $ 1,720
    Inventory reserve                                        122            114
    Allowance for payor discounts                            608            538
    Other reserves                                           662            301
    Vacation accrual                                         231            191
    Accrued expenses                                          96            202
    Depreciation                                               -             79
                                                         -------        -------
Deferred tax assets subtotal                               3,513          3,145
                                                         -------        -------
Deferred tax liabilities
    Sales tax refunds receivable                             (52)           (52)
    Prepaid assets                                          (548)          (407)
    Goodwill amortization                                 (1,932)        (1,104)
    Depreciation                                              (6)             -
                                                         -------        -------
Deferred tax liabilities subtotal                         (2,538)        (1,563)
                                                         -------        -------
Net deferred tax assets                                  $   975        $ 1,582
                                                         =======        =======

7.    SHAREHOLDERS' EQUITY

      We have 5,000,000 shares of $.01 par value Preferred Stock authorized and issuable in one or more series as the Board of Directors may determine, none of which are outstanding. We have 40,000,000 authorized shares of $.01 par value Common Stock. There are no restrictions on retained earnings.

      We have four employee Stock Option Plans (1994, 1997, 1999 and 2001). Options to purchase our Common Stock are granted to employees at 100% of fair market value on the grant date and generally become exercisable at 20% of the total grant at the end of each year. In addition, the August 2002 option grants included an accelerated vesting provision based on defined increases in the price of the Company's common stock. The options are cumulatively exercisable and expire seven years after the grant date. In fiscal 2004 options to purchase common stock granted to employees will become exercisable at 34%, 33%, and 33% of the total grant at the end of each of three consecutive years and will expire ten years after the grant date.

      In August 2002, the Compensation Committee of the Board of Directors approved restricted stock grants to our officers totaling 145,000 shares of restricted common stock under our 2001 Stock Incentive Plan. These restricted shares, valued at $683,000 based on our fair market value of $4.71 per common share at the date of grant, were to be recognized as compensation expense over the four year vesting period of the grant, subject to an acceleration provision based on increases in our stock price. In October 2002, 20,000 of these shares were cancelled. The remaining 125,000 restricted shares vested by March 2003 as provided by the grant acceleration provision. We recognized compensation expense of $367,000, net of tax, or $0.03 per share in fiscal 2003.

      We also have a director performance Stock Option Plan that reserved 300,000 shares of Common Stock for option grants. The options are granted with exercise prices equal to market value on the date of the grant. The options become exercisable after seven years and expire ten years after the date of grant. Certain acceleration provisions apply if the stock price increases significantly prior to the end of seven years. Grants under this plan are made upon a director's first election to our Board. Thereafter, directors receive annual grants under one of the four option plans available to employees.

      Stock option activity is summarized as follows:

                                                                 OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                                                             ---------------------------     ---------------------------
                                                                              WEIGHTED                          WEIGHTED
                                            SHARES                             AVERAGE                          AVERAGE
                                          AVAILABLE            NUMBER           PRICE           NUMBER           PRICE
                                          FOR GRANT          OF SHARES        PER SHARE       OF SHARES        PER SHARE
                                          ---------          ---------        ---------       ---------        ---------
Balance June 29, 2001                     1,951,046          2,404,252        $  9.90         1,271,303        $  10.97
  Granted                                  (591,900)           591,900           5.51
  Exercised                                       -             (2,000)          7.09
  Cancelled                               1,345,532         (1,345,532)         10.48
  Expired                                   (55,840)                 -
                                         ----------          ---------        -------         ---------         -------
Balance June 28, 2002                     2,648,838          1,648,620           7.85           598,588            9.16
  Options granted                          (604,867)           604,867           5.25
  Restricted stock granted                 (125,000)                 -
  Exercised                                       -            (45,700)          6.33
  Cancelled                                 235,925           (235,925)          8.50
                                         ----------          ---------        -------         ---------         -------
Balance June 27, 2003                     2,154,896          1,971,862           7.01         1,187,504            7.15
  Options granted                        (1,004,096)         1,004,096          10.36
  Exercised                                       -           (220,995)          6.80
  Cancelled                                 286,560           (286,560)          9.50
  Expired                                    (5,800)
                                         ----------          ---------        -------         ---------         -------
Balance July 2, 2004                      1,431,560          2,468,403        $  8.10         1,135,217         $  6.89
                                         ==========          =========        =======         =========         =======

      The following table summarizes information about stock options outstanding at July 2, 2004.

                                   OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
                        ------------------------------------------       ------------------------
                                         WEIGHTED
                                          AVERAGE        WEIGHTED                        WEIGHTED
                                         REMAINING       AVERAGE                         AVERAGE
   RANGE OF               NUMBER        CONTRACTUAL       PRICE            NUMBER         PRICE
EXERCISE PRICES         OF SHARES           LIFE        PER SHARE        OF SHARES      PER SHARE
---------------         ---------           ----        ---------        ---------      ---------
$ 4.33 -  5.03            481,607         5.1 yrs         $ 4.87           460,907       $  4.87
  5.24 -  5.28            291,600         4.1 yrs           5.25           112,380          5.25
  5.56 -  7.87            452,100         4.1 yrs           7.16           254,400          7.14
  8.13 - 10.44            298,931         5.3 yrs           8.49           135,195          8.30
         10.75            751,630         9.1 yrs          10.70                 -             -
 10.76 - 14.63            192,535         1.4 yrs          11.92           172,335         11.89
                        ---------         ---             ------         ---------       -------
$ 4.33 - 14.63          2,468,403         5.7 yrs         $ 8.10         1,135,217       $  6.89
                        =========         ===             ======         =========       =======

8.    EMPLOYEE BENEFIT PLANS

      We have a qualified 401(k) Employee Savings Plan covering substantially all employees. Our required contributions to the Plan, representing 401(k) matching contributions only, were $211,000, $216,000, and $209,000 in fiscal 2004, 2003, and 2002, respectively.

      We have an Employee Stock Purchase Plan. We issued 60,229 shares, 18,115 shares, and 35,187 shares of common stock under the plan during fiscal 2004, 2003, and 2002, respectively. We had 13,607 shares available for purchase under the Plan at July 2, 2004.

9.    RELATED PARTY TRANSACTIONS

      On April 9, 1997, we entered into a guaranty of a personal loan with U.S. Bank on behalf of Maurice R. Taylor, at the time our Chairman and Chief Executive Officer. Taylor's U.S. Bank loan allowed him to avoid liquidation of a substantial number of our shares pledged as security. The balance of indebtedness under the guaranty was $675,000 on June 30, 2000. On July 1, 2000, Taylor resigned as Chairman and became Chairman and CEO of our wholly-owned subsidiary, MEDgenesis Inc. MEDgenesis assumed our guaranty of Taylor's loan on that date, and subsequently loaned Taylor funds sufficient to pay off his debt to U.S. Bank. U.S. Bank extinguished our guaranty at that time and Taylor gave MEDgenesis a promissory note, due December 31, 2001, a residential mortgage, and a pledge agreement. Taylor's term as a Director ended on November 27, 2000.

      When we sold the MEDgenesis assets to Medisys on January 5, 2001, Medisys did not acquire the Taylor promissory note, pledge agreement, or mortgage. Accordingly, these commitments remained assets belonging to us as parent company. Taylor failed to pay the full balance due on the note when it came due on December 31, 2001 and defaulted under the terms of the note and residential mortgage. As a result we fully reserved for this note. We commenced a lawsuit against Taylor to obtain a judgment for the sum due and an order permitting foreclosure of the residential mortgage. On August 15, 2003 the parties agreed to a settlement and pursuant to the settlement, the Court dismissed the lawsuit. The Settlement Agreement and its terms are confidential. Because we fully reserved for this note, any subsequent collections from Mr. Taylor have been or will be recognized as other income. The Company recognized $150,000 as other income in fiscal 2004. As of August 13, 2004, the note has been paid in full.

10.   SIGNIFICANT CONCENTRATIONS

      Payor reimbursements from Aetna, Inc. represented 20%, 24%, and 26% of our revenue in fiscal 2004, 2003, and 2002, respectively. No other private payor or single government agency represented more than 10% of our revenues. Our Specialty Pharmacy Mail Service Vendor Agreement with Aetna is effective until December 31, 2004. On August 2, 2004, Aetna announced their intention to form a jointly owned specialty pharmacy business with Priority Healthcare. The new facility is expected to be operational by the third quarter of calendar year 2005. As a result of this announcement, we expect a significant reduction in sales volume with Aetna to occur in our fiscal first quarter of 2006.

      We signed a contract with Roche Laboratories Inc. in March 2003, which expired in April 2004, to be the exclusive U.S. distributor of Fuzeon(R), its new HIV medication, during the initial twelve month progressive distribution phase. Fuzeon(R) sales contributed approximately 12% and 1% of our revenue or $67.7 million and $4.5 million in fiscal 2004 and 2003, respectively. Although Fuzeon(R) is now available through retail and specialty pharmacies, Chronimed will continue to be a distributor for Fuzeon(R) and the exclusive distributor for Fuzeon(R) patients receiving their medications through Roche's Patient Assistance Program.

      We signed a three-year wholesaler agreement with Cardinal Health, a large national distributor, for the majority of our pharmaceutical purchases effective August 2003. We used McKesson Corporation, another large national distributor, for the majority of our pharmaceutical purchases in fiscal 2003 and 2002 and until August 2003 in our fiscal 2004. Cardinal Health made up approximately 79% of our inventory purchases in fiscal 2004. McKesson Corporation made up approximately 89% and 92% of our inventory purchases for fiscal 2003 and 2002, respectively. In the event that we are unable to purchase pharmaceuticals through Cardinal Health, we believe we would be able to purchase the same inventory through other national pharmaceutical distributors under similar terms and conditions.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

      Our primary concentration of credit risk is third party payor accounts receivable, which consist of amounts owed by various governmental agencies and insurance companies. We manage our receivables by regularly reviewing accounts and contracts and by providing appropriate allowances for uncollectible amounts. Aetna, Inc. represented 7% and 16% of our accounts receivable balance for the fiscal years ended 2004 and 2003, respectively. No other private payor or single government agency represented more than 10% of our accounts receivable balances. Concentration of credit risk relating to accounts receivable is limited to some extent by the diversity and number of patients and payors and the geographic dispersion of our operations.

11.   BUSINESS SEGMENT INFORMATION

      For fiscal year 2004, we are operating and reporting in one segment. Previously, we had identified two reportable operating segments, Mail Service and Retail, based on separate management, emphasis on different diseases, and a different distribution method for each segment. Three primary factors have diminished the distinction between Mail Service and Retail. First, we consolidated critical elements. In fiscal 2002, we transferred our Kansas City retail headquarters to Minneapolis and consolidated our accounts receivable and collection, accounting, and information service functions into a single location. In addition, we changed our management structure from a vice president for each of our then-defined operating segments to one vice president for all operations.

      Second, over the past year we have begun to serve persons living with HIV/AIDS and persons with organ transplants at both our Retail and Mail Service pharmacies. In the past, our Retail pharmacies had predominantly served persons living with HIV/AIDS, and our Mail Service pharmacies had served persons with organ transplants and others needing biotech injectable medications. In fiscal 2003 we began to serve many more persons with organ transplants through our Retail pharmacies. We also entered into an agreement with Roche Laboratories Inc. in fiscal 2003 to distribute Fuzeon(R) to persons with HIV/AIDS. We distribute this drug through both our Mail Service and Retail pharmacies.

      Third, we have added mail service capabilities to our retail pharmacies as an enhancement to the local "walk-in" business model. In summary, although we continue to apply two primary distribution methods, the distribution method no longer drives the decisions made by our chief decision makers regarding resource allocation. The chief decision makers regularly review financial information related to, and make operating decisions based on, a number of factors including disease state, drugs, payors, and dispensing location in order to efficiently distribute prescription drugs and provide specialized therapy management services.

12.   CONTINGENCIES

      On June 15, 2001, a putative class action lawsuit captioned Judith Barclay
v. Chronimed Inc., et. al. (01-CV-1092 DWF) was commenced in the United States District Court for the District of Minnesota against Chronimed and certain of our current and former officers. The Complaint alleges that Chronimed and individual defendants violated Section 10(b) of the Securities Exchange Act of 1934 and Rule 10(b)-5 promulgated thereunder, and that the individual defendants violated Section 20(a) of the Exchange Act. Eight other lawsuits asserting claims identical to the Barclay case were filed and the nine lawsuits were consolidated into a single case. On July 11, 2003, the Company and plaintiffs agreed to settle the case and all claims. The settlement was approved by the court on June 21, 2004.. The $2.2 million settlement amount is being fully funded by Company insurance.

      We have been engaged in discussions with the United States Attorney for the District of Columbia regarding certain claims for reimbursement we submitted to DC Medicaid between January and April 2000. The U.S. Attorney has asserted that these claims were a result of an attempt by a DC resident to defraud the Medicaid system and divert pharmaceuticals. We have denied wrongdoing. We have reached a tentative settlement of the government's claims, which would result in a repayment of $475,000, for which we are fully reserved. Negotiations regarding a formal settlement agreement are ongoing.

      Healthcare payors, whether private insurers or government funded programs, routinely audit providers' billing processes, records, and legal or contractual compliance. Audits frequently can and do result in requests for repayment of previously recorded revenues. We have established a reserve to reflect the possibility that revenues could be subject to repayment as a result of payor audits.

13.   QUARTERLY RESULTS - UNAUDITED

      The following tables present our results of operations and earnings per share on a quarterly basis for fiscal 2004 and 2003.

                                QUARTERLY RESULTS

                                                                FISCAL 2004
                                         --------------------------------------------------------------
                                         QUARTER 1   QUARTER 2    QUARTER 3    QUARTER 4     YEAR ENDED
                                           SEP 26,    DEC 26,      MAR 28,       JUL 2,        JUL 2,
                                            2003       2003         2004         2004          2004
(IN THOUSANDS, EXCEPT PER SHARE DATA)    (13 WEEKS)  (13 WEEKS)   (13 WEEKS)   (14 WEEKS)    (53 WEEKS)
-------------------------------------    ----------  ----------   ----------   ----------   -----------
Revenue                                   $128,602    $131,361     $142,342     $157,659      $559,964
Gross profit                                15,175      15,597       15,366       16,791        62,929
Net income                                   2,003       1,461        1,516        2,031         7,011
                                          ========    ========     ========     ========      ========
Basic net income per share                $   0.16    $   0.12     $   0.12     $   0.16      $   0.55
Diluted net income per share              $   0.15    $   0.11     $   0.12     $   0.16      $   0.54
                                          ========    ========     ========     ========      ========
Basic weighted average shares               12,583      12,663       12,706       12,729        12,671
Diluted weighted average shares             13,096      12,990       13,032       12,938        13,000

      Our net income for the first quarter ended September 26, 2003, included a $0.6 million income tax benefit resulting from a reduction in income tax liabilities associated with prior tax years audited and closed in the fiscal year.

      Our revenue, gross profit, and net income for the fourth quarter ended July 2, 2004, include approximately $11.3 million, $1.2 million, and $0.4 million respectively, relating to the extra week provided in fiscal 2004.

                                                                         FISCAL 2003
                                            ---------------------------------------------------------------------
                                             QUARTER 1     QUARTER 2      QUARTER 3      QUARTER 4     YEAR ENDED
                                              SEP 27,       DEC 27,        MAR 28,        JUN 27,        JUN 27,
                                               2003          2002           2002           2003           2003
(IN THOUSANDS, EXCEPT PER SHARE DATA)       (13 WEEKS)    (13 WEEKS)     (13 WEEKS)     (13 WEEKS)     (52 WEEKS)
-------------------------------------       ----------    ----------     ----------     ----------     ----------
Revenue                                      $ 99,893      $108,636       $111,804       $115,380       $435,713
Gross profit                                   11,976        13,660         13,602         13,884         53,122
Net income                                        975         1,387          1,229          1,394          4,985
                                             ========      ========       ========       ========       ========
Basic and diluted net income per share       $   0.08      $   0.11       $   0.10       $   0.11       $   0.40
                                             ========      ========       ========       ========       ========
Basic weighted average shares                  12,353        12,353         12,400         12,368         12,356
Diluted weighted average shares                12,363        12,444         12,644         12,754         12,512

      Our net income for the third quarter ended March 28, 2003 included a $0.3 million compensation charge, net of tax, relating to the accelerated vesting of restricted stock grants.

14.   SUBSEQUENT EVENTS

      On August 9, 2004, we announced that the boards of directors of Chronimed Inc. and MIM Corporation (Nasdaq: MIMS - News) had unanimously approved a strategic merger and that the companies had signed a definitive merger agreement. The combined company, which will be named BioScrip Inc. will have broad disease coverage, focused therapy management, expansive national retail and mail distribution capabilities and a solid PBM platform. Based on financial results reported by each company for the twelve month periods ended June 30, and July 2, 2004, respectively, the two companies generated combined revenues of approximately $1.1 billion and pretax income of $20.9 million. Upon consummation of the merger, each Chronimed shareholder will receive 1.025 MIM shares for each Chronimed share held. MIM expects to issue approximately 13.5 million shares to Chronimed shareholders in the merger. Following the merger, Chronimed shareholders would own approximately 37% of the new company and MIM shareholders will own approximately 63%. The transaction is structured as a tax-free reorganization for both companies and their respective shareholders. The closing of the merger is subject to approval of both companies' shareholders and is expected to occur in December 2004.

      Subsequent to July 2, 2004, a legal action was commenced on August 16, 2004 in Hennepin County District Court in Minneapolis, Minnesota against Chronimed and its Board of Directors relating to the merger. The plaintiff alleges, among other things, that Chronimed's Board of Directors breached fiduciary duties owed to Chronimed's shareholders in structuring the terms of the pending merger with MIM Corporation in a manner that is favorable to defendants and unfair and harmful to Chronimed's shareholders. The plaintiff in that action seeks to have the court certify his individual action as a class action on behalf of a class of Chronimed shareholders.

      While there is no assurance that Chronimed will prevail, Chronimed believes that the action is without merit and intends to vigorously defend against it. An unfavorable outcome in the legal action could delay or prevent completion of the merger.

                                 CHRONIMED INC.
          SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                                 (IN THOUSANDS)

              COLUMN A                    COLUMN B              COLUMN C                 COLUMN D       COLUMN E
-------------------------------------    ---------       ------------------------       ------------    --------
                                          BALANCE        CHARGED        CHARGED                         BALANCE
                                            AT           TO COSTS       TO OTHER                           AT
                                         BEGINNING         AND         ACCOUNTS -       DEDUCTIONS -     END OF
             DESCRIPTION                 OF PERIOD       EXPENSES       DESCRIBE         DESCRIBE        PERIOD
-------------------------------------    ---------       --------      ----------       ------------    --------
Year ended July 2, 2004
Reserves and allowances deducted from
    asset accounts:
     Allowance for doubtful accounts       $ 4,525          $ 3,961   $      -          $  3,766 (3)    $ 4,720
     Allowance for payor discounts           1,415                       9,367 (1)         9,181 (2)      1,601
                                           -------          -------   --------          --------        -------
                                           $ 5,940          $ 3,961   $  9,367          $ 12,947        $ 6,321
Year ended June 27, 2003
Reserves and allowances deducted from
    asset accounts:
     Allowance for doubtful accounts       $ 5,428          $ 3,204   $      -          $  4,107 (3)    $ 4,525
     Allowance for payor discounts           3,495                -     10,119 (1)        12,199 (2)      1,415
                                           -------          -------   --------          --------        -------
                                           $ 8,923          $ 3,204   $ 10,119          $ 16,306        $ 5,940
Year ended June 28, 2002
Reserves and allowances deducted from
    asset accounts:
     Allowance for doubtful accounts       $ 4,490          $ 3,504   $      -          $  2,566 (3)    $ 5,428
     Allowance for payor discounts           5,174                -     23,051 (1)        24,730 (2)      3,495
                                           -------          -------   --------          --------        -------
                                           $ 9,664          $ 3,504   $ 23,051          $ 27,296        $ 8,923

(1)   Estimated payor discounts charged to revenue

(2)   Actual payor discounts taken

(3)   Uncollectible accounts written off, net of recoveries

                                 CHRONIMED INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                     DECEMBER 31,
                                                        2004          JULY 2,
                                                     (UNAUDITED)       2004
                                                     ------------    --------
ASSETS

Current assets
    Cash and cash equivalents                        $   20,698      $ 16,624
    Short-term investments                                    -         1,507
    Accounts receivable (net of allowances
       of $7,075 and $6,321, respectively)               39,987        41,932
    Inventory                                            10,553        10,348
    Prepaid expenses                                      3,662         1,441
    Income taxes receivable                                 356           220
    Deferred taxes                                        2,250         2,913
                                                     ----------      --------
        Total current assets                             77,506        74,985

Property and equipment, net                               4,407         4,942

Goodwill                                                 34,480        34,480
Other assets, net                                           143           147
                                                     ----------      --------
    Total assets                                     $  116,536      $114,554
                                                     ----------      --------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
    Accounts payable                                 $   12,291      $ 12,486
    Accrued expenses                                      4,414         3,865
    Accrued bonus                                           885         1,654
                                                     ----------      --------
        Total current liabilities                        17,590        18,005

Deferred taxes                                            2,201         1,938

Shareholders' equity
    Preferred stock                                           -             -
    Common stock, issued and outstanding shares--
         12,824 and 12,823, respectively                    128           128
    Additional paid-in capital                           58,344        58,332
    Retained earnings                                    38,273        36,151
                                                     ----------      --------
        Total shareholders' equity                       96,745        94,611
                                                     ----------      --------
        Total liabilities and shareholders' equity   $  116,536      $114,554
                                                     ----------      --------

See notes to consolidated financial statements

                                 CHRONIMED INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                       THREE MONTHS ENDED            SIX MONTHS ENDED
                                   --------------------------  --------------------------
                                   DECEMBER 31,  DECEMBER 26,  DECEMBER 31,  DECEMBER 26,
                                      2004          2003          2004           2003
                                   ------------------------------------------------------
Revenue                            $  146,408    $  131,361    $  289,033    $  259,963

Cost of revenue                       130,649       115,764       257,667       229,191
                                   ----------    ----------    ----------    ----------
        Gross profit                   15,759        15,597        31,366        30,772

Operating expenses
    Selling and marketing               1,381         1,430         2,871         2,752
    General and administrative         10,683        11,016        21,269        21,719
    Merger related costs                1,195             -         2,091             -
    Bad debt                            1,015           920         2,056         1,854
                                   ----------    ----------    ----------    ----------
        Total operating expenses       14,274        13,366        28,287        26,325

Income from operations                  1,485         2,231         3,079         4,447

Interest income, net                      104            45           148            96
Other income                                -            75           251            75
                                   ----------    ----------    ----------    ----------

Income before income taxes              1,589         2,351         3,478         4,618
Income tax expense                       (619)         (890)       (1,356)       (1,154)
                                   ----------    ----------    ----------    ----------
Net income                         $      970    $    1,461    $    2,122    $    3,464
                                   ==========    ==========    ==========    ==========
Basic net income per share         $     0.08    $     0.12    $     0.17    $     0.27
Diluted net income per share       $     0.07    $     0.11    $     0.16    $     0.27
                                   ==========    ==========    ==========    ==========

Basic weighted-average shares          12,824        12,663        12,824        12,623
Diluted weighted-average shares        12,941        12,990        12,961        13,042

See notes to consolidated financial statements

                                 CHRONIMED INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                   SIX MONTHS ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 26,
                                                                 2004            2003
                                                              --------------------------
Operating activities
        Net income                                              $  2,122       $  3,464

    Adjustments to reconcile income to net cash
       (used in) provided by operating  activities:

            Depreciation and amortization                          1,177          1,135
            Deferred income taxes                                    926              -
            Changes in operating assets and liabilities:
                Accounts receivable                                1,945         (2,174)
                Income taxes                                        (136)          (772)
                Inventory                                           (205)        (3,515)
                Accounts payable                                    (195)        (1,628)
                Accrued expenses                                    (220)           133
                Other assets                                      (2,217)        (1,298)
                                                                --------       --------
       Net cash provided by (used in) operating activities         3,197         (4,655)

Investing activities

    Purchases of property and equipment                             (642)        (1,067)
    Sale (Purchase) of short-term investments                      1,507         (1,525)
    Acquisition of Accent Rx                                           -         (4,201)
                                                                --------       --------
        Net cash provided by (used in) investing activities          865         (6,793)

Financing activities

    Net proceeds from issuance of common stock                        12            840
                                                                --------       --------
        Net cash provided by financing activities                     12            840

Increase (decrease) in cash and cash equivalents                   4,074        (10,608)
Cash and cash equivalents at beginning of year                    16,624         22,854
                                                                --------       --------
Cash and cash equivalents at end of period                      $ 20,698       $ 12,246
                                                                --------       --------

See notes to consolidated financial statements

                                 CHRONIMED INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.    SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

      Chronimed Inc. ("Chronimed"), a specialty pharmacy service provider, distributes prescription drugs, coordinates customer benefits, and provides specialized therapy management services for people with certain health conditions, including HIV/AIDS, organ transplants, and other conditions treated with biotech injectable medications. We work with patients, physicians and other health care providers, pharmaceutical manufacturers, health plans and insurers, and government agencies to improve clinical and economic outcomes. We distribute prescription drugs nationally through our Chronimed mail service and StatScript Pharmacy community-based pharmacies. Our patients typically have conditions that are generally not being served by traditional pharmacies, require high-cost, complex medications, and have complex reimbursement characteristics.

BASIS OF PRESENTATION

      The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included. Operating results for the six months ended December 31, 2004, are not necessarily indicative of the results that may be expected for the fiscal year ending July 1, 2005. The balance sheet at July 2, 2004, has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. For further information, refer to the consolidated financial statements and footnotes thereto included in our Annual Report on Form 10-K for the fiscal year ended July 2, 2004.

FISCAL YEAR

      We use a four-week, four-week, five-week (4-4-5) quarterly accounting cycle with the fiscal year ending on the Friday closest to June 30 and the fiscal quarters ending on the Friday closest to the last day of the respective month. Fiscal 2005 will include 52 weeks with the year ending July 1, 2005. Fiscal 2004 included 53 weeks (14 weeks in the fourth quarter) with the year ending July 2, 2004.

REVENUE RECOGNITION

      Revenue is recognized at the time prescriptions are shipped to or picked up by the patient. We participate in various third-party provider networks, Medicare, and state Medicaid programs. Under a majority of these networks, the amount to be paid for our products is determined (or "adjudicated") through electronic connections with these networks at the time of sale. However, for certain payors for which there is no electronic adjudication process available at the time of sale, we bill a standard list price (versus a known contracted price) and then simultaneously determine an appropriate estimate for expected payor discount based on our reimbursement history for each payor class. This reimbursement history is updated quarterly. Revenue is then reported net of the estimated payor discounts and adjusted in future periods as final settlements are determined.

STOCK-BASED COMPENSATION

      We have adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (Statement No. 123), "Accounting for Stock-Based Compensation," as amended by Statement of Financial Accounting Standards No. 148 but apply Accounting Principles Board Opinion No. 25 (APB 25) and related interpretations in accounting for our stock plans. Under APB 25, when the exercise price of an employee stock option equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. The following table illustrates the effect on net income and earnings per share if we had applied the fair value recognition provisions of Statement No. 123 to stock-based employee compensation.

                                               THREE MONTHS ENDED             SIX MONTHS ENDED
                                           ---------------------------   --------------------------
(IN THOUSANDS,                             DECEMBER 31,   DECEMBER 26,   DECEMBER 31,  DECEMBER 26,
    EXCEPT PER SHARE DATA)                    2004           2003           2004           2003
----------------------------------------   ---------------------------   --------------------------
Net income - as reported                    $     970      $   1,461      $   2,122     $   3,464
Deduct pro forma stock-based
    employee compensation cost,
    net of related tax effects                   (433)          (428)          (878)         (795)
                                            ---------      ---------      ---------     ---------
Net income - pro forma                      $     537      $   1,033      $   1,244     $   2,669
                                            =========      =========      =========     =========

Earnings per share - basic as reported      $    0.08      $    0.12      $    0.17     $    0.27
Earnings per share - basic pro forma        $    0.04      $    0.08      $    0.10     $    0.21
Earnings per share - diluted as reported    $    0.07      $    0.11      $    0.16     $    0.27
Earnings per share - diluted pro forma      $    0.04      $    0.08      $    0.10     $    0.21

ACCOUNTS RECEIVABLE ALLOWANCES

Allowance for Doubtful Accounts

      We determine an allowance for doubtful accounts amount based upon an analysis of the aging of the accounts receivable and historical write-off experience. Bad debt expense is recorded as an operating expense in our Consolidated Statements of Income.

Allowance for Payor Discounts

      We determine an allowance for payor discounts based on an analysis of historical payment experience. Payor discount allowances are recorded as offsets to revenue in our Consolidated Statements of Income.

INVENTORIES

      Inventories consist of goods held for resale and are carried at the lower of cost or market determined under the average cost method.

CASH AND CASH EQUIVALENTS

      We consider all investments with an original maturity of 90 days or less when purchased to be cash equivalents. Cash equivalents are carried at cost, which approximates fair market value, and consist principally of money market accounts and securities of AAA-rated government agencies.

SHORT-TERM INVESTMENTS

      We classify our investments with maturities of over 90 days when purchased as available-for-sale. These investments are stated at market value, with any material unrealized gains or losses, net of tax, included as a component of shareholders' equity until realized. Interest income is included as a component of current earnings. As of December 31, 2004 we held no short-term investments.

PER SHARE DATA

      Net income per share is calculated in accordance with Financial Accounting Standards Board Statement No. 128, "Earnings per Share." Potential common shares are included in the diluted net income per share calculation when dilutive. Potential common shares consisting of common stock issuable upon exercise of outstanding common stock options are computed using the treasury stock method. Our basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the period, increased to include dilutive potential common shares issuable upon the exercise of stock options that were outstanding during the period. The table below is a reconciliation of the numerator and denominator in the basic and diluted net income per share calculation.

                                            THREE MONTHS ENDED             SIX MONTHS ENDED
                                       ---------------------------   --------------------------
(IN THOUSANDS,                         DECEMBER 31,   DECEMBER 26,   DECEMBER 31,  DECEMBER 26,
    EXCEPT PER SHARE DATA)                2004           2003           2004           2003
------------------------------------   ---------------------------   --------------------------
Numerator

    Net income                           $   970        $ 1,461        $ 2,122       $ 3,464

Denominator
    Denominator for basic net
        income per share - weighted
       average shares outstanding         12,824         12,663         12,824        12,623
    Effect of dilutive stock options         117            327            137           419
                                         -------        -------        -------       -------
    Denominator for diluted net
        income per share - weighted
       average shares outstanding         12,941         12,990         12,961        13,042
                                         -------        -------        -------       -------

Basic net income per share               $  0.08        $  0.12        $  0.17       $  0.27
Diluted net income per share             $  0.07        $  0.11        $  0.16       $  0.27

      Employee stock options of 1,556,274 and 1,545,024 for the second quarter and six months ended December 31, 2004, respectively, have been excluded from the diluted net income per share calculation because their effect would be antidilutive. For the second quarter and six months ended December 26, 2003, employee options of 1,112,021 and 1,009,185, respectively, have been excluded from the diluted net income per share calculation because their effect would be antidilutive.

NEW ACCOUNTING PRONOUNCEMENTS

      In December 2004, the FASB issued Statement 123R, "Share-Based Payment," to be effective for interim or annual periods beginning after June 15, 2005; thereby becoming effective for Chronimed in the first quarter of fiscal 2006. Statement 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized as an operating expense in the income statement. The cost is recognized over the requisite service period based on fair values measured on grant dates. The new standard may be adopted using either the modified prospective transition method or the modified retrospective method. We are currently evaluating our share-based employee compensation programs, the potential impact of this statement on our consolidated financial position and results of operations, and the alternative adoption methods.

2.    SIGNIFICANT CONCENTRATIONS

      Payor reimbursements from Aetna, Inc., a single large contracted payor, represented approximately 21% of our revenue in the second quarter of fiscal 2005 and 19% in the second quarter of fiscal 2004. In fiscal 2004, Aetna announced that its contracted specialty pharmacy business, which is currently served by three providers, of which one is Chronimed, would be consolidated into a new joint venture, named Aetna Specialty Pharmacy, with another provider.

Aetna indicated that this new business will begin in 2005 and that it expected to transition the business fully into Aetna Specialty Pharmacy by the calendar third quarter of 2005. In November 2004, Aetna notified Chronimed that its specialty pharmacy distribution contract would terminate on February 28, 2005. No other private payor or single government agency represented more than 10% of our revenues.

      Our one-year contract with Roche Laboratories Inc. to be the exclusive U.S. distributor of Fuzeon(R) during the initial twelve month progressive distribution phase expired in April 2004. Fuzeon sales represented 7.3% and 7.8% of our revenue in the second quarter of fiscal 2005 and for the six months ended December 31, 2004, or $10.8 million and $22.8, million respectively. Although Fuzeon is now available through retail and specialty pharmacies, Chronimed continues to be a distributor for Fuzeon and is the exclusive distributor for Fuzeon patients receiving their medications through Roche's Patient Assistance Program.

      We signed a three-year wholesaler agreement with Cardinal Health, a large national distributor, for the majority of our pharmaceutical purchases effective August 2003 in our fiscal 2004. We used McKesson Corporation, another large national distributor, for the majority of our pharmaceutical purchases until August 2003. Cardinal Health made up 90% of our inventory purchases in the second quarter of fiscal 2005, and Cardinal Health and McKesson together made up 77% of our inventory purchases for the second quarter of fiscal 2004. Following the expiration of our one-year contract with Roche Laboratories Inc., we began purchasing Fuzeon from Cardinal Health rather than from Roche, which increased our purchasing concentration with Cardinal Health. In the event that we are unable to purchase pharmaceuticals through Cardinal Health, we believe we would be able to purchase the same inventory through other national pharmaceutical distributors, although the terms and conditions could be less favorable to Chronimed.

      Our primary concentration of credit risk is third party payor accounts receivable, which consist of amounts owed by various governmental agencies and insurance companies. We manage our receivables by regularly reviewing accounts and contracts and by providing appropriate allowances for uncollectible amounts. No private payor or single government agency represented more than 10% of our accounts receivable balances. Concentration of credit risk relating to accounts receivable is limited to some extent by the diversity and number of patients and payors and the geographic dispersion of our operations.

3     COMPREHENSIVE INCOME

      Net income equaled comprehensive income for the respective periods.

4     INCOME TAXES

      Our income tax rate was 39.0% for the three and six months ended December 31, 2004. Our income tax rate was 37.9% and 25.0% for the three and six months ended December 26, 2003, respectively. The income tax rate for the six months ended December 26, 2003 was impacted by the reversal of $0.6 million of previously provided income tax expense because the tax contingencies were resolved. Without this reduction, our income tax rate would have been 37.9% for the three and six months ended December 26, 2003. We expect our combined fiscal 2005 Federal and State tax rate to approximate 39% due to expanded business in higher-taxed states.

5.    ACQUISITION OF ACCENT RX

      On December 9, 2003, we purchased certain assets of Accent Rx for $4.2 million in cash. Accent Rx was a specialty mail service pharmacy focusing primarily on the distribution of pharmaceutical products to individuals living with HIV/AIDS and post-organ transplants. Accent Rx has been integrated into our existing mail service operations. We paid cash for customer prescription records and allocated the $4.2 million purchase price as goodwill.

      Beginning December 10, 2003, customers of Accent Rx were served through Chronimed's mail service operations, resulting in approximately $3.0 million in revenue during the quarter ended December 31, 2004.

      The following unaudited pro forma combined financial information is in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations," and is based on the respective historical financial results of Chronimed and Accent Rx, Inc. as though the business combination had been completed as of the beginning of the periods presented.

(IN THOUSANDS,                 THREE MONTHS ENDED   SIX MONTHS ENDED
    EXCEPT PER SHARE DATA)      DECEMBER 26, 2003   DECEMBER 26, 2003
-----------------------------  ------------------   -----------------
Revenue                             $134,829            $268,801
Income from operations                 1,689               3,505
Net income                             1,157               2,572

Earnings per share - basic          $   0.09            $   0.20
Earnings per share - diluted        $   0.09            $   0.20

6.    PROPOSED MERGER

      On August 9, 2004, we announced that the boards of directors of Chronimed Inc. and MIM Corporation (Nasdaq: MIMS) had unanimously approved a strategic merger and that the companies had signed a definitive merger agreement. On January 4, 2005, the companies agreed to an amendment to the original agreement. It is expected that the combined company, which will be named BioScrip Inc., will have broad disease coverage, focused therapy management, expansive national retail and mail distribution capabilities and a solid PBM platform. Based on financial results reported by each company for the twelve month periods ended June 30, and July 2, 2004, respectively, the two companies generated combined revenues of approximately $1.1 billion and pretax income of $20.9 million. Upon consummation of the merger, each Chronimed shareholder will receive 1.12 MIM shares for each Chronimed share held. MIM expects to issue approximately 14.4 million shares to Chronimed shareholders in the merger. Following the merger, Chronimed shareholders will own approximately 40% of the new company and MIM shareholders will own approximately 60%. The transaction is structured as a tax-free reorganization for both companies and Chronimed's shareholders. The closing of the merger is subject to approval of both companies' shareholders and is expected to occur in March 2005.